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                                                                   Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Great Plains Software, Inc.'s (Great Plains) Amendment No. 2 to Registration Statement No. 333-70123 on Form S-3 of our report dated April 15, 1998 (April 20, 1998 as to Note 7) (which expresses an unqualified opinion and includes explanatory paragraphs
(1) relating to the preparation of the financial statements of ICONtrol, Inc. (ICONtrol) from the separate records maintained by ICONtrol that may not necessarily be indicative of the conditions that would have existed or the results of operations if ICONtrol had been operated as an unaffiliated company and that portions of certain income and expenses represent allocations made from Holien, Inc., and (2) ICONtrol's sale of substantially all of its assets to Great Plains for total consideration of approximately $7.5 million on April 20, 1998) on the ICONtrol financial statements as of January 30, 1998 and January 31, 1997 and for each of the three years in the period ended January 30, 1998 appearing in the Current Report on Form 8-K/A of Great Plains dated April 20, 1998, which is incorporated by reference in this Registration Statement No 333-70123 on Form S-3 of Great Plains.



We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

February 18, 1999